SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12
AUSTINS STEAKS & SALOON, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

AUSTINS STATIONERY

August 14, 2002

    This Letter Is Being Sent to You by Current Management of Austins, Victor F. Foti and Robyn B. Mabe and Directors J. Carson Quarles, Paul C. Schorr, III, Roger D. Sack, Ronald G. Stancill, Stanley L. Bozeman, Jr., J. Alan Cowart and A. Jones Yorke. A Description of Their Securities Holdings Is Contained Austins' Definitive Proxy Material Dated May 24, 2002.

    Please Read Carefully Austins' Revocation of Consent Statement as Soon as You Receive It. It Contains Important Information. You May Also Obtain this Statement at the Securities and Exchange Commission Website, http://www.sec.gov.

Dear Fellow Shareholder:

        I write to you about a matter of great importance to our Company and all of its shareholders.

        On July 24, 2002, Titus Greene, Tommy Cliett, Charles Mantooth and Tommy Hontzas filed a Schedule 13D with the Securities and Exchange Commission stating that they had formed a group to replace six of the current directors of your Company and replace them with their own slate of directors. One of this group, Titus Greene, was a member of the current Board until July 18, 2002 when he resigned to become a member of this dissident group. Mr. Greene was on the Board Nominating Committee this year. He neither proposed any new or different director nominees nor objected to the eight other nominees who were elected by you and the other shareholders in June. None of the other three members of the dissident group proposed any nominees for director this year.

        On August 6, 2002, this dissident group filed preliminary material with the Securities and Exchange Commission which they will use soon to try to get your consent to replace six members of the current Board including myself. Titus Greene, Charles Mantooth and Tommy Hontzas are three of the six new persons proposed to be elected by the dissident group.

        We are currently preparing an appropriate filing with the Securities and Exchange Commission in opposition to the dissident group. It should be sent to you within the next two weeks. The current Board of Directors and I ask you to please not sign any consent for the dissident group to change the Board of Directors until you receive and carefully consider all of the facts including our response.

        Enclosed is the second cash dividend of 2002, either by check or accounted for on your brokerage statement.

Sincerely,
Victor F. Foti President and Chief Executive Officer
enclosure